UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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BALLANTYNE STRONG, INC.

(Name of Registrant as Specified in its Charter)

FUNDAMENTAL GLOBAL INVESTORS, LLC

FUNDAMENTAL GLOBAL PARTNERS, LP

FUNDAMENTAL GLOBAL PARTNERS MASTER FUND, LP

FUNDAMENTAL GLOBAL PARTNERS GP, LLC

FG PARTNERS GP, LLC

D. KYLE CERMINARA

LEWIS M. JOHNSON

JOSEPH H. MOGLIA

CARALYN B. BRACE

WILLIAM J. GERBER

RUSSEL R. HEISER II

CHARLES T. LANKTREE

ROBERT J. MARINO

ROBERT J. ROSCHMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ballantyne Strong and Fundamental Global Investors

Announce Settlement of Proxy Contest

OMAHA, Nebraska (April 22, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN) (“the Company”) and Fundamental Global Investors (“FGI”) today announced the settlement of FGI’s proxy contest.

Key terms of the settlement are as follows:

•	The Board of Directors will be expanded from seven members to nine members.

•	Five of the members of the Board of Directors will come from FGI’s slate of proposed directors: D. Kyle Cerminara, William J. Gerber, Charles T. Lanktree, Robert J. Marino, and Robert J. Roschman.

•	Four of the members of the Board of Directors will come from incumbent directors of Ballantyne Strong: Samuel C. Freitag, James C. Shay, Marc E. LeBaron, and Gary L. Cavey.

•	At least two of the incumbent directors will serve on all committees of the Board of Directors for two years.

•	FGI and certain of its affiliates and associates agree not to acquire, in the aggregate, beneficial ownership of more than 20% of the outstanding shares of common stock of Ballantyne Strong for two years.

•	The Company will amend its Shareholder Rights Plan to expire within five business days after the date hereof without any consideration being paid to the holders of the rights thereunder.

FGI has withdrawn its proxy contest, and the combined slate of nine directors will stand for election at the Company’s 2015 Annual Meeting of Stockholders to be held on May 13, 2015.

“The Board is pleased to announce this settlement with Fundamental Global Investors and is confident that the changes we are making will serve the best interests of our shareholders,” said Samuel C. Freitag, Chairman of the Board of Directors of Ballantyne Strong. “We believe the new composition of the Board of Directors is a strong collection of highly experienced and accomplished executives with diverse skill sets that will provide energetic and active leadership as we work to enhance long-term shareholder value.”

“We look forward to working with Ballantyne Strong’s management team, Sam Freitag and the newly formed Board to improve returns for shareholders,” said D. Kyle Cerminara, Chief Executive Officer of Fundamental Global Investors. “We believe there is a significant opportunity to improve Ballantyne Strong’s financial performance while strengthening capital allocation decisions, corporate governance and shareholder relations. There is tremendous value to be unlocked at Ballantyne Strong, in our opinion, and we will look to instill a sense of urgency to create value for shareholders.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the retail, financial, government and cinema markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations. The Company does not undertake to update or revise forward-looking statements in this press release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.

Important Additional Information

The Company, certain of its directors, its director nominees and certain of its officers are participants in the solicitation of proxies from the stockholders of the Company in connection with the Company’s 2015 Annual Meeting of Stockholders. Information concerning the identity and interests of these persons will be available in the Company’s definitive proxy statement, when available, that the Company plans to file with the Securities and Exchange Commission (“SEC”), as such proxy statement is subsequently supplemented or amended.

The Company’s definitive proxy statement, any other relevant documents and other proxy solicitation materials filed with the SEC concerning the Company are or will be available, when filed, free of charge at www.sec.gov and www.ballantynestrong.com. The Company’s stockholders should carefully read the definitive proxy statement, and any supplements thereto, and other proxy materials as and when they become available before making any voting decisions.

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CONTACT: Ballantyne Strong, Inc.

Financial Profiles, Inc.

Tony Rossi

310-622-8221

trossi@finprofiles.com

CONTACT: Fundamental Global Investors, LLC

D. Kyle Cerminara

Chief Executive Officer of Fundamental Global Investors, LLC

704-677-0534